Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-3) of Westwater Resources, Inc. of our report dated February 12, 2021, relating to the consolidated financial statements of Westwater Resources, Inc. (which report appears in the Form 10-K of Westwater Resources, Inc. for the year ended December 31, 2020 and expresses an unqualified opinion), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Denver, Colorado

June 25, 2021